EXHIBIT 10.1

DCP HOLDING COMPANY
PART TIME EMPLOYMENT AGREEMENT

This Agreement is entered into as of January 1, 2019 (the “Effective Date”), by and between DCP Holding Company, an Ohio corporation, with its principal offices at 100 Crowne Point Place, Cincinnati, Ohio 45241 (“Company”), and Anthony A. Cook (“Employee”).

In consideration of the mutual obligations and promises contained herein, and intending to be legally bound, the parties hereto agree as follows:

1.     EMPLOYMENT. Company hereby employs Employee as an employee of Company and Employee hereby accepts such employment under the terms and conditions of this Agreement.

2.     TERM. Subject to the provisions in Section 7 hereof, the term of employment shall continue after the Effective Date on a month to month basis and shall be automatically extended for successive one (1) month periods on the same terms and conditions as stated herein, unless either party provides written notice to the other party of termination of this Agreement thirty (30) days prior to termination.

3.     OFFICE AND DUTIES. During the term of his employment hereunder, Employee shall serve in the capacity of Assistant to the President for Corporate Development and Strategy. In such capacity, Employee shall perform projects and other tasks requested or assigned by the President. Employee shall work ten (10) hours per week on average and no less than 40 hours per month. The Employee shall report directly to the President.

4.     COMPENSATION AND BENEFITS. In consideration for Employee’s performance of services and the non-competition provisions as described below, and subject to modifications as may be approved from time to time by Company and Employee, Employee shall receive, during the term of this Agreement, compensation and benefits as follows:

(A)     Base Salary. Employee shall be paid a base annual salary in accordance with the regular payroll practices of the Company and Exhibit B of this Agreement. Employee’s base monthly salary of $10,000.00 per month.

(B)     Bonus. Employee will not be eligible to receive an annual bonus.

(C)     Employee Benefits. Employee will not be eligible to participate in all health, welfare, insurance and other benefits available to all other employees of the Company.

(D)     Vacations. Employee shall not be entitled to vacation and personal time in accordance with the Company’s PTO policy as it exists from time to time.

(E)     Automobile Allowance. The Company will reimburse Employee for all documented automobile mileage at the mileage rate recommended by the Internal Revenue Service.

(F)     Payroll Withholdings. Employee authorizes the Company to deduct from any payment made pursuant to Section 4 hereof all amounts required to be withheld by federal, state and/or local taxing authorities.

5.     EXPENSES. Company shall pay or reimburse Employee for all travel and out-of-pocket expenses reasonably incurred or paid by Employee that are approved by the President.

6.     CONFIDENTIAL INFORMATION. Employee recognizes and acknowledges that information gained by Employee while employed by the Company, including without limitation that concerning the Company’s customers, suppliers and participating providers, and the methods, techniques, devices and operations of the Company, as they may exist from time to time, are of a confidential nature and are valuable, special and unique assets of the Company’s business. Employee shall not, during the term of or after the termination of employment, disclose in any way any such confidential information to any person, firm, corporation or any other operation or entity, or use the same on the Employee’s own behalf, for any reason or purpose. Upon termination of employment, the Employee shall deliver up to the Company all lists of the Company’s customers, suppliers and participating providers, and all copies thereof (including without limitation electronically stored information), and all notes, records, memoranda, complete correspondence files and other papers, and all copies thereof (including without limitation electronically stored information) relating to the methods, techniques, devices and operations of the Company, and the Employee does not have, nor can Employee acquire, any property right therein or claim thereto or in the underlying confidential information. The parties acknowledge that the Employee has substantial skills and experience as an executive which have been enhanced during the period of his employment by the Company. The intent of this Section 8 is not to preclude Employee from using such skills and experience in other permitted employment, but only to preclude the use of those methods, techniques, devices and operations which are unique or proprietary to the Company.

7.     DIVERSION OF BUSINESS. The Employee shall not, during the period of employment by the Company and for a period ending twelve (12) months following termination of employment (for any reason), either for the Employee or on behalf of any person, firm, corporation or any other operation or entity, directly or indirectly:

(A)     Divert or attempt to divert from the Company any business whatsoever by influencing or attempting to influence, or soliciting or attempting to solicit any of the customers or participating providers of the Company with whom Employee may have dealt at any time or who were customers or participating providers of the Company on the date of termination of the Employee’s employment or had been customers or participating providers of the Company prior thereto; or

(B)     Divert or attempt to divert from the Company any person employed by the Company by influencing or attempting to influence such person to leave the Company’s employ.

8.     NON-COMPETITION AGREEMENT. During the term of this agreement and for a period ending twelve (12) months from the termination of Employee’s employment with the Company for any reason, Employee hereby agrees that he will not, directly or indirectly render any services as an officer, director, employee, agent, consultant or in any other capacity to, or own any interest (other than an interest of less than five percent (5%) of the stock or a publicly held company), as an individual owner, stockholder, partner or in any other manner in any person, firm, corporation, partnership or other entity which is a competitive business (“Competitive Business”) in any standard metropolitan statistical area in which the Company has customers or participating providers or has a Certificate of Authority to do business at the time of such termination.

For the purpose of the Agreement, Competitive Business shall mean any business operation (including a sole proprietorship), which engages in, as all or a significant part of its business, the business of a dental insurance company or engages in any other business in competition with the Company in any geographic area in which the Company then operates.

9.     ACKNOWLEDGMENT. The Company and Employee each hereby acknowledge and agree as follows:

(A)     The covenants, restrictions, agreements and obligations set forth herein are founded upon valuable consideration, and with respect to the covenants, restrictions, agreements and obligations set forth in Sections 9 and 10 hereof, are reasonable in duration and geographic scope;

(B)     In the event of a breach or threatened breach by Employee of any of the covenants, restrictions, agreements and obligations set forth herein, monetary damages or the other remedies at law that may be available to the Company for such breach or threatened breach will be inadequate and, without prejudice to the Company’s right to pursue any remedies at law or in equity available to it for such breach or threatened breach, including, without limitation, the recovery of damages from Employee, the Company will be entitled to injunctive relief; and

(C)     In the event that the covenant not to compete contained in Section 10 is the subject of an arbitratable dispute pursuant to Section 15 and is found to be invalid or unenforceable as to such time period and/or geographical area, it will be valid and enforceable in such geographical area(s) and for such time period(s) which the arbitrator(s) determine to be reasonable and enforceable. Furthermore, any period of restriction or covenant herein stated shall not include any period of violation or period of time required for arbitration or litigation to enforce such restriction or covenant.

10.     INDEMNIFICATION. Company shall indemnify and defend Employee for acts or omissions performed by the Employee in the scope of his employment and in a manner reasonably believed to be lawful providing that Employee’s acts or omission do not constitute gross negligence, recklessness, willful misconduct, or the intentional infliction of harm.

11.     ASSIGNMENT, SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns. The Company shall assign or otherwise transfer its rights under this Agreement to any successor or affiliated business or corporation (whether by sale or stock, merger, consolidation, sale of assets or otherwise), but this Agreement may not be assigned, nor may the duties hereunder be delegated, by Employee. In the event that the Company assigns or otherwise transfers its rights under this Agreement to any successor or affiliated business or corporation (whether by sale of stock, merger, consolidation, sale of assets or otherwise), for all purposes of this Agreement, the “Company” shall then be deemed to include the successor or affiliated business or corporation to which the Company assigned or otherwise transferred its rights hereunder.

12.     NOTICE. Any notice required or which may be given under the provisions of this Agreement shall be in writing and shall be personally delivered or sent by certified mail, return receipt requested. All notices shall be deemed to have been given on the date personally delivered or, if mailed, on the date received or three (3) business days after the date of mailing, whichever is earlier. If mailed to Company, such notice shall be mailed to its then principal office. If mailed to Employee, it shall be addressed to Employee’s home address then shown on Company’s records.

13.     GOVERNING LAW. This Agreement shall be subject to, governed by and interpreted in accordance with the laws of the State of Ohio without regard to its rules as to conflicts of laws.

14.     ARBITRATION OF DISPUTES. All disputes and controversies of every kind and nature between the Company and Employee arising out of or in connection with this Agreement, including, but not limited to, the existence, validity, interpretation or meaning, performance or nonperformance, breach, continuance, termination, or any claim of discrimination by the Employee, shall be submitted to arbitration with the American Arbitration Association in Hamilton County, Ohio in accordance with its procedures and guidelines. The parties hereby agree that the decision of such arbitration shall be a binding and final decision upon the parties.

15.     SEVERABILITY. Each of the provisions of this Agreement shall stand independently and severally, and the invalidity of any one Section or portion thereof shall not affect the validity of any other Section. In the event any Section or portion thereof shall be construed to be invalid, no other Section of this Agreement shall be affected thereby.

16.     SURVIVAL. Any provision of the Agreement which imposes an obligation after termination of employment under this Agreement shall survive the termination of employment hereunder and shall be binding upon the parties hereto.

17.     ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the Company and Employee and shall supersede all prior oral or written statements of any kind whatsoever made by the parties. No statement subsequent to this Agreement purporting to modify any of its terms and conditions shall be binding unless expressly agreed to in writing and signed by both the Company and Employee. The foregoing restrictions shall not apply with respect to any change by the Company of the Employee’s compensation or benefits pursuant to Section 4 or to any change in the Employee’s title or duties to which Employee has acquiesced or consented.

18.     WAIVER. No waiver by either party of any breach of this Agreement by the other party shall operate or be construed as a waiver of any subsequent breach of the same or any other provision. No waiver shall be effective unless in writing.

IN WITNESS WHEREOF, the parties have hereunto set their hands effective as of the date first above written.

EMPLOYEE: Anthony A. Cook		COMPANY: DCP Holding Company

	/s/ Anthony A. Cook	By:	/s/ Stephen T. Schuler, DMD
	Anthony A. Cook		Stephen T. Schuler, DMD
Chairman of the Board

Date:	December 4, 2018	Date:	December 4, 2018

ADDENDUM TO PRIOR EMPLOYMENT AGREEMENTS

LONG TERM INCENTIVE PLAN

The following long term incentive plan awards will be partially vested as of December 31, 2018:

Retention Award – 2016 – 2019	20 RSUs	60% vested	12 RSUs vested
Retention Award – 2017 – 2020	20 RSUs	30% vested	6 RSUs vested
Retention Award – 2018 - 2021	$22,825.00	10% vested	$2,283 vested

The Company agrees that the following three year incentive plans will be vested for the Employee on a pro rata basis:

Three Year Incentive 2017-2019	$66,159.00	66.6% vested	$44,106 vested

Three Year Incentive 2018-2020	$68,212.00	33.3% vested	$22,715 vested